SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 3)

                            Layne Christensen Company
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    521050104
 -------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                December 31, 2002
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] RULE 13d-1(b)
[X] RULE 13d-1(c)
[ ] RULE 13d-1(d)

CUSIP No.521050104                                            Page 2 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Wynnefield Partners Small Cap Value, L.P. 13-3688497
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
     Reporting person is affiliated with other persons           (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           280,100 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         280,100 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     280,100 Shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     2.4% of Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________

CUSIP No.521050104                                           Page 3 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Wynnefield Partners Small Cap Value, L.P. I 13-3953291
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
     Reporting person is affiliated with other persons           (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           343,100 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         343,100 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     343,100 Shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     2.9% of Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________

CUSIP No.521050104                                            Page 4 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
     Reporting person is affiliated with other persons           (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           142,700 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         142,700 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     142,700 Shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     1.2% of Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________

CUSIP No.521050104                                            Page 5 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Channel Partnership II, L.P. 22-3215653
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
     Reporting person is affiliated with other persons           (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           10,000 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         10,000 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     10,000 Shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.1% of Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________

CUSIP No.521050104                                             Page 6of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Wynnefield Capital Management, LLC 13-4018186
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
     Reporting person is affiliated with other persons           (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           623,200 Shares (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         623,200 Shares (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     623,200 Shares (1)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     5.3% of Common Stock (1)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     OO (Limited Liability Company)
________________________________________________________________________________

(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP No.521050104                                            Page 7 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Wynnefield Capital, Inc. (No IRS Identification No.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
     Reporting person is affiliated with other persons           (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           142,700 Shares (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         142,700 Shares (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     142,700 Shares (1)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     1.2% of Common Stock (1)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP No.521050104                                            Page 8 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Nelson Obus
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
     Reporting person is affiliated with other persons           (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States of America
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           10,000 Shares (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         10,000 Shares (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     10,000 Shares (1)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.1% of Common Stock (1)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________

(1) Nelson Obus, as general partner of Channel Partnership II, L.P. holds an indirect beneficial interest in these shares which are directly beneficially owned by Channel Partnership II, L.P.

This Amendment No. 3 amends and restates in its entirety the Statement of Beneficial Ownership on Schedule 13G, Amendment No. 2, filed with the Securities and Exchange Commission on February 12, 2003, by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital Management, LLC and Wynnefield Capital, Inc. with respect to the shares of common stock, par value $0.01 per share, of Layne Christensen Company, a Delaware corporation with its principal executive offices located at 1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205.

ITEM 1(a).  Name of Issuer:
            Layne Christensen Company

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
            1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205
            --------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:
            Wynnefield Partners Small Cap Value, L.P. ("Partners")

            Wynnefield Partners Small Cap Value, L.P. I ("Partners I")

            Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")

            Channel Partnership II, L.P. ("Channel")

            Wynnefield Capital Management, LLC ("WCM")

            Wynnefield Capital, Inc. ("WCI")

            Nelson Obus ("Obus")


ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
            450 Seventh Avenue, Suite 509, New York, New York 10123
            --------------------------------------------------------------------

ITEM 2(c).  Citizenship:
            Partners and Partners I are Delaware Limited Partnerships

            Fund and WCI are Cayman Islands Companies

            WCM is a New York Limited Liability Company

            Channel is a New York Limited Partnership

            Obus is a citizen of the United States of America

ITEM 2(d).  Title of Class of Securities:
            Common Stock, $.01 Par Value Per Share
            -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number: 521050104

ITEM 3.     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
            (c), check whether the person filing is:

            None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:

            (a) Amount beneficially owned by all reporting persons: 775,900
            Shares

            (b) Percent of class: 6.6 % of Common Stock

            (c) Number of shares as to which the reporting persons have:

                  (i) sole power to vote or to direct the vote: 775,900 Shares

                  (ii) shared power to vote or to direct the vote

                  (iii) sole power to dispose or to direct the disposition:
                  775,900 Shares


                  (iv) shared power to dispose or to direct the disposition

----

ITEM 5.     Ownership of five percent or less of a class.
            Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

            Not applicable.

ITEM 8.     Identification and classification of members of the group.

            None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.     Notice of dissolution of group.

            Not applicable.

ITEM 10.    Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   February 18, 2003


                               WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                               By:  Wynnefield Capital Management, LLC,
                                    General Partner

                                    By: /s/ Nelson Obus
                                        ----------------------------------------
                                        Nelson Obus, Managing Member


                               WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                               By:  Wynnefield Capital Management, LLC,
                                    General Partner

                                    By: /s/ Nelson Obus
                                        ----------------------------------------
                                        Nelson Obus, Managing Member


                               WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                               By:  Wynnefield Capital, Inc.

                                    By: /s/ Nelson Obus
                                        ----------------------------------------
                                        Nelson Obus, President


                               CHANNEL PARTNERSHIP II, L.P.


                               By: /s/ Nelson Obus
                                   ---------------------------------------------
                                   Nelson Obus, General Partner


                               /s/ Nelson Obus
                               -------------------------------------------------
                               Nelson Obus, Individually


                               WYNNEFIELD CAPITAL MANAGEMENT, LLC


                               By: /s/ Nelson Obus
                                   ---------------------------------------------
                                   Nelson Obus, Managing Member


                               WYNNEFIELD CAPITAL, INC.


                               By: /s/ Nelson Obus
                                   ---------------------------------------------
                                   Nelson Obus, President